Exhibit 5.1



        [McGuire, Woods, Battle & Boothe LLP Letterhead]


                          July 16, 1999


American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia  22601

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by American Woodmark Corporation, a Virginia corporation (the "Company"), with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to a total of 47,934 shares of common stock, no par value, of the Company (the "Shares"). All of the Shares are issued and outstanding and may be offered for sale for the benefit of the selling shareholder named in the Registration Statement. The Shares are to be sold from time to time as described in the Registration Statement.

     We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that, in our opinion, the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinion" in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,


                              /s/ McGuire, Woods, Battle & Boothe LLP







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